Exhibit 6.4

PROPERTY MANAGEMENT AND

CONSULTING SERVICES AGREEMENT

This Property Management and Consulting Services Agreement (“Agreement”) is made this May 27, 2021 (the “Effective Date”) between Worldwide Stages, LLC (“Company”), and Valiant Wealth, LLC (“Property Management Company”). The Company and Property Management Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party”;

WHEREAS, Company desires to engage Property Management Company for consulting services to fulfill Company’s contractual obligations to third parties with respect to management of the facility located at 5000 Northfield Lane, Spring Hill, TN 37176 (the “Property”), assist in the successful operation of the Property, and generally assist the Company in its start-up activities at the Property and Property Management Company agrees to provide Company property management consulting services as and when requested by Company, in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Consulting Services. During the term of this Agreement, Property Management Company will provide services as a Property Management Company to Company (the “Services”) as described on Exhibit A attached hereto. The Parties shall determine in good faith the specific time, location, completion date, and minimum and maximum hours of work that Property Management Company will perform the Services for Company. Property Management Company shall be responsible for the performance of the Services and, subject to the terms of this Agreement, have sole discretion and control to determine the method, details and means of performing the Services, but Company retains the right to control the overall objectives, specifications and limitations regarding the duties and/or work to be performed by Property Management Company. Company shall make its corporate resources available to Property Management Company as reasonable and necessary for Property Management Company to perform the Services.

2. Compensation.

(a)	Consulting Fee. As compensation to Property Management Company for providing the Services, Company shall pay Property Management Company a consulting fee (the “Fees”), as set out in Exhibit A.

(b)	Expenses. Company agrees to reimburse Property Management Company, upon receipt of suitable documentation, for all pre-approved, reasonable and necessary expenses that Property Management Company may incur at the request of Company in connection with performing the Services pursuant to this Agreement (the “Expenses”). Expenses shall be paid within thirty (30) days of Company’s receipt of the appropriate documentation.

3. Term of Agreement. This Agreement shall be in effect for the period commencing on the Effective Date, continuing for an initial term set out in Exhibit A (the “Term”), subject to its earlier termination as provided for in this Agreement. The Term may be renewed for additional periods upon the mutual agreement of the Parties.

4. Termination of Agreement.

(a)	Early Termination. This Agreement may be terminated at any time by mutual consent of the Parties. The Company may terminate this Agreement at any time by payment of all fees for services through date of termination.

(b)	Termination for Cause. Either party may terminate this Agreement at any time in the event of a breach by the other party of a material covenant, commitment or obligation under this Agreement that remains uncured for ten (10) days following written notice thereof. Company may terminate this Agreement as a result of any action by Property Management Company that might involve moral turpitude or otherwise cause the goodwill of the Company, in the Company’s sole discretion. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party. Termination shall be in addition to any other remedies that may be available to Property Management Company.

(c)	Obligations upon Termination. Termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder and amounts unpaid at the time of such termination. Upon expiration or termination of this Agreement or the successful completion of the Services, Property Management Company shall deliver to Company all Confidential Information, property, and materials of Company in Property Management Company’s possession or control. Violation of this section shall be a material breach of this Agreement, for which the Company may seek injunctive relief (including disgorgement of all consideration paid under this Agreement to Property Management Company).

5. Ownership of Work Product; Work for Hire. All data, reports or other deliverables that are conceived, developed or created in connection with the performance of the Services, or have been or will be paid for by Company (the “Work Product”), including the copyright in such Work Product, shall be considered “work made for hire” and, therefore, all right, title and interest therein (including copyrights) will vest exclusively in the Company. Work Product shall include all original works of authorship created in whole or in part by Property Management Company and all inventions discovered in whole or in part by Property Management Company pursuant to this Agreement (whether or not patentable), including, but not limited to, software, data, materials, documentation, computer programs, images, film, audio, video, artistic works, including all worldwide rights therein under any patent, copyright, trade secret, trademark, confidential or proprietary information, or other property right, whether prior to the date of this Agreement or in the future. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Property Management Company for Company, or if ownership of all rights, title, and interest of the intellectual property rights therein will not otherwise vest exclusively in Company, Property Management Company hereby irrevocably assigns to Company without further consideration (or if such rights are not assignable, Property Management Company hereby waives such rights in favor of Company), and upon the future creation thereof automatically assigns, ownership of and all right, title and interest in all Work Product to Company. Company will have the right to obtain and hold in its own name patents, copyrights, registrations, and any other protection available as may be necessary or desirable to transfer, perfect, and defend Company’s ownership of the Work Product. Property Management Company shall not use the Work Product on any other project or with any other party except with Company’s prior written consent. Property Management Company agrees that the compensation described in this Agreement is valid consideration for the assignment of Work Product as provided for herein. Violation of this section shall be a material breach of this Agreement, for which the Company may seek injunctive relief.

6. Confidential Information.

(a)	Confidential Information. Property Management Company acknowledges that Company may disclose or provide access to the Property Management Company certain Confidential Information. “Confidential Information” shall mean (i) information concerning the Company’s products, business and operations including, but not limited to, information relating to business plans, financial records, customers, suppliers, vendors, products, product samples, costs, sources, strategies, inventions, trade secrets, procedures, sales aids or literature, technical advice or knowledge, contractual agreements, pricing, procedures, distribution methods, inventories, marketing strategies and interests, data, designs, drawings, work sheets, computer programs and systems and know-how or other intellectual property, of the Company and its affiliates that may be at any time furnished, communicated or delivered by the Property Management Company, whether in oral, tangible, electronic or other form; (ii) the terms of any agreement, including this Agreement, and the discussions, negotiations and proposals related to any agreement; (iii) information acquired during any tours of or while present at the Company’s facilities; and (iv) all other non-public information provided by the Company hereunder. Property Management Company shall maintain the Confidential Information in strict confidence and shall not disclose the Confidential Information to any other party. Property Management Company shall only use the Confidential Information in furtherance of the performance of the Services, and shall not use the Confidential Information for any other purpose or for the benefit of any third party. No Confidential Information shall be duplicated or copied except as may be strictly necessary to effectuate the purpose of this Agreement. All Confidential Information shall remain the exclusive property of the Company.

(b)	Exceptions; Required Disclosures. Confidential Information does not include information that: (i) was lawfully in the Property Management Company’s possession before receipt from the Company, as established by competent evidence; (ii) at or after the time of disclosure, becomes generally available to the public other than through any act or omission of the Property Management Company; (iii) is received by the Property Management Company from a third party free to make such disclosure without, to the best of the Property Management Company’s knowledge, breach of any legal or contractual obligation; or (v) is disclosed by Property Management Company with the Company’s prior written approval. If confronted with legal action to disclose Confidential Information, the Property Management Company shall, unless prohibited by applicable law, provide prompt written notice to the Company to allow it an opportunity to seek a protective order or other relief it deems appropriate and shall reasonably assist Company in such efforts. If disclosure is nonetheless required, Property Management Company shall limit disclosure to only that portion of the Confidential Information which it is advised by its legal counsel must be disclosed.

(c)	Equitable Relief; Return of Confidential Information; Survival. Property Management Company agrees that any breach or threatened breach regarding the treatment of the Confidential Information may result in irreparable harm to Company for which there may be no adequate remedy at law. In such event Company shall be entitled to seek an injunction, without the necessity of posting a bond, to prevent any further breach of this Agreement, in addition to all other remedies available in law or at equity. Property Management Company shall promptly return or, at Company’s option, certify destruction of all copies of Confidential Information at any time upon request or within thirty (30) days following the expiration or earlier termination of this Agreement. Property Management Company’s obligations to protect the Confidential Information will survive for one (1) year after the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, Property Management Company shall not disclose any Confidential Information that constitutes a Company trade secret until such time that the information no longer constitutes a trade secret.

(d)	Violation of this section or the confidentiality requirements imposed upon Property Management Company shall be a material breach of this Agreement.

7. Indemnification. Each party (the “Indemnifying Party”) will indemnify, defend, and hold the other Party, its officers, directors, employees, and/or shareholders, harmless from and against any and all damages (whether ordinary, direct, indirect, incidental, special, consequential, or exemplary), judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including, without limitation, reasonable attorney’s fees, which arise out of or relate to any material breach of this Agreement by the Indemnifying Party or its employees or agents, or from any acts or omissions of negligence, willful misconduct, or fraud of the Indemnifying Party or its employees or agents, including, but not limited to, third party claims and claims for property damage or personal injury to the other Party’s Personnel (“Personnel” defined as such Party’s employees, servants and agents, independent contractors and subcontractors). The Indemnifying Party’s liability under this Section shall be reduced proportionally to the extent that any act or omission of the other Party or its employees or agents contributed to such liability. The Indemnifying Party’s obligations hereunder are subject to being provided with prompt written notice of the event giving rise to an indemnity obligation, providing reasonable cooperation and assistance in the defense or settlement of any claim, and granting the Indemnifying Party control over the defense and settlement of the same.

8. Warranty. Property Management Company represents and warrants that (a) the performance of the Services will not violate any proprietary rights of any third parties including, without limitation, patents, copyrights, trade secrets or any other intellectual property right, (b) the provision of Services to the Company hereunder will not violate any applicable law, rule, regulation or judicial order, or violate any contractual obligation or confidential relationship which Property Management Company may have to or with any third party, and (c) any information Property Management Company may supply Company or utilize in performing the Services will have been obtained lawfully. Violation of this section shall be a material breach of this Agreement, for which the Company may seek injunctive relief. Property Management Company represents and warrants it has the skill and experience necessary to fully perform the required Services and the Services will be performed in accordance with the terms and conditions of this Agreement.

9. Independent Contractor. Property Management Company shall perform the Services as an independent contractor and nothing herein shall be construed to be inconsistent with such relationship or status. This Agreement does not establish an employment, partnership, joint venture or agency relationship between Property Management Company and Company. Property Management Company shall not have authority to bind or incur any liabilities on behalf of Company, nor shall Property Management Company hold himself out as an employee or agent of Company. Property Management Company is solely and exclusively responsible for paying all federal, state and/or local taxes and withholdings for any Fees and Expenses received from the performance of the Services. Property Management Company will have no claim against Company under this Agreement for employee benefits, including but not limited to vacation or holiday pay, sick leave, health insurance, retirement benefits, unemployment insurance benefits, separation payments or other employee benefits of any kind. Notwithstanding the foregoing, Property Management Company shall at all times be entitled to use the title and acknowledged as “Founder” of the Company.

10. Assignment and Subcontracting. This Agreement is for the personal services of the Property Management Company and, therefore, Property Management Company shall not be permitted to assign or subcontract any part of this Agreement. Company shall have the right to assign this Agreement to any of its subsidiaries, affiliates, and to any successor company in the event of a sale or merger. This Agreement is for the personal services of Property Management Company, provided however that Property Management Company may assign his responsibilities and rights to fees, expenses and other compensation to a services company that will “loan out” the services of Property Management Company.

11. Governing Law and Venue. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law of such state. In the event of any dispute between the Parties, any claims or legal actions by one Party against the other arising out of this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in Davidson County, Tennessee. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT. Notwithstanding any other provisions of this Agreement, the Parties agree to engage in binding arbitration with respect to any dispute related to the subject matter of this Agreement.

12. Notices. All notices or other communications required or permitted under this Agreement shall be deemed effective when received and made in writing by either (1) hand delivery, (2) registered mail, (3) certified mail, return receipt requested, or (4) overnight mail, addressed to the Party to be notified to such address as such Party shall specify.

13. Severability. If any term of this Agreement is deemed to be invalid, illegal, or otherwise unenforceable (1) the Parties shall use all reasonable efforts to negotiate in good faith to amend the term to eliminate any such invalidity, illegality, or unenforceability to the extent practically possible, taking into full account their original intent when entering into this Agreement in the first instance, and (2) the remaining provisions of this Agreement shall continue in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to be as effective as an original signed copy.

15. Survival. Each term and provision of this Agreement that should by its sense and context survive any termination or expiration of this Agreement, shall so survive regardless of the cause and even if resulting from the material breach of either Party to this Agreement.

16. Entire Agreement; Modification; Waiver. This Agreement, along with any exhibits or attachments incorporated herein, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes any prior agreements or communications between the Parties, whether written, oral, or electronic, relating hereto. No representation, inducement, or promise has been made or relied upon by either party in entering into this arrangement other than as specifically set forth herein. This Agreement may be modified or amended only by a written amendment signed by an authorized representative of each Party. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision hereof shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

17. Non-disparagement. Property Management Company agrees that he will not disparage or otherwise speak or write negatively about Company or other Members, management, employees, affiliates or Property Management Company (or Company products or services) or cause, directly or indirectly, any person to disparage or speak or write negatively about Company or other Members, management, employees, affiliates or Property Management Company (or Company products or services). Violation of this section shall be a material breach of this Agreement, for which the Company may seek injunctive relief.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

Worldwide Stages, LLC

By:
Name:	Kelly Frey, CEO

By:
Name:	Property Management Company

Exhibit A

The Management Fee shall be $250,000 and escalate 3% each year. The Management Fee shall be determined and paid monthly, in arrears, within 15 days following the close of each calendar month. Any additional amounts due to Manager or any refunds payable by Manager shall be paid within 30 days after the end of the calendar year.

A-1